FOURTH AMENDMENT AGREEMENT

THIS AGREEMENT is made as of 26 August 2005

B E T W E E N:

ROGERS WIRELESS INC.

- and -

THE BANK OF NOVA SCOTIA
in its capacity as Agent

RECITALS:

A. The parties to this agreement are parties to an amended and restated credit agreement dated as of 15 March 1997, as amended by a first amendment agreement dated as of 12 April 2001, a second amendment agreement dated as of 8 October 2004 and a third amendment agreement dated as of 31 July 2005 (as amended, the "**Existing Credit Agreement**").

B. The Borrower has requested amendments to the terms of Sections 7.1.6 and 7.1.12 of the Existing Credit Agreement and has requested a consent pursuant to Section 7.1.12 of the Existing Credit Agreement in connection with a proposed transfer by the Borrower of certain spectrum licenses to a joint venture to be established.

C. This agreement is being signed by the Agent on behalf of the Majority Lenders pursuant to the authorization of the Majority Lenders.

D. Capitalized terms that are used and not otherwise defined in this agreement have the meanings defined in the Existing Credit Agreement.

NOW THEREFORE, for value received and intending to be legally bound by this agreement, the parties agree as follows:

1. **Amendments to Section 7.1 of the Existing Credit Agreement**

(a) Section 7.1.6 of the Existing Credit Agreement is deleted and replaced with the following:

> "Within 120 days after the end of each fiscal year, each Obligor will cause to be prepared and delivered to the Agent with a copy for each Lender, in the case of the Borrower on a Consolidated basis, and in the case of each Restricted Subsidiary on an unconsolidated basis, financial statements of each Obligor, consisting of (i) a balance sheet, (ii) a statement of income and retained earnings and (iii) a statement of changes in the financial position, all prepared in accordance with GAAP. In addition, the

> Borrower shall provide a report of its independent auditors, a firm of nationally recognized chartered accountants, concerning the Consolidated financial statements of the Borrower, but the unconsolidated statements of the Restricted Subsidiaries may be unaudited."

(b) Section 7.1.12 of the Existing Credit Agreement is deleted and replaced with the following:

> "No Obligor will, without the prior written consent of the Majority Lenders, transfer, sell or otherwise dispose of or agree to a material adverse alteration in any manner of any license, permit or consent held by it from any regulatory authority permitting it to operate the Business, except that an Obligor may transfer any such license, permit or consent to another Obligor."

2. **Consent Pursuant to Section 7.1.12 of the Existing Credit Agreement**

The Agent hereby confirms that the Majority Lenders have consented in writing to the transfers of 2.5 GHz spectrum licenses by Fido Solutions Inc. and 2.3 GHz and 3.5 GHz spectrum licenses by Rogers Wireless Partnership, either directly or through an existing or new Obligor, to a "Joint Network Operating Organization" in which each of the Borrower and Bell Canada will have a 50% interest, provided that the transfers are completed on or before 30 June 2006.

3. **Continuing Effect of Existing Credit Agreement and Security**

Except as amended by this Fourth Amendment Agreement, the Existing Credit Agreement shall remain in full force and effect, without amendment, and is hereby ratified and confirmed. Without in any way limiting the terms of the Existing Credit Agreement or any other document or instrument relating thereto, the Borrower confirms that the Security made or granted by it pursuant to or in connection with the Existing Credit Agreement remains in full force and effect and shall continue to secure the Obligations, including but not limited to any Obligations arising as a result of this Fourth Amendment Agreement, all notwithstanding the amendments to the Existing Credit Agreement contained herein.

4. **Counterparts and Facsimile**

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this section, the delivery of a facsimile copy of an executed counterpart of this agreement shall be deemed to be valid execution and delivery thereof. Each party delivering a facsimile copy shall also deliver an original copy of this agreement forthwith following such facsimile transmission.

5. **Governing Law**

This agreement shall be conclusively deemed to be a contract made under, and shall for

all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

6. **One Document**

This agreement and the Existing Credit Agreement shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document.

[Note: signature page follows]

IN WITNESS OF WHICH the parties have executed this Fourth Amending A

ROGERS WIRELESS INC.

By: ____________________
Alan D. Horn
Vice-President

By: ____________________
M. Lorraine Daly
Vice-President, Treasurer

THE BANK OF NOVA SCOTIA
as Agent pursuant to the authorization of
Majority Lenders

By: ____________________
S.J. Torrens
Managing Director

By: ____________________
C. Jazvac
Associate